Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of the ordinary shares and the amended articles of association of SKK Holdings Limited (the “Company” or the “Group”) is a summary and does not purport to be complete. This summary is subject to, and qualified in its entirety by reference to, the complete text of the Company’s Amended and Restated Memorandum of Association and Articles of Association, which are incorporated by reference as Exhibit 1.1 of the Company’s Annual Report.

As of December 31, 2024, the Company has the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value US$0.00025	SKK	The Nasdaq Capital Market LLC

DESCRIPTION OF SHARE CAPITAL

We are an exempted company incorporated with limited liability in the Cayman Islands and our affairs are governed by our Amended and Restated Memorandum and Articles of Association, the Companies Act and the common law of the Cayman Islands.

The Company was established under the laws of Cayman Islands on March 27, 2023 with authorized share of 500,000,000 ordinary shares of par value $0.001 each. On January 8, 2024, for purposes of recapitalization in anticipation of the initial public offering, the Company’s shareholders passed resolutions to effect a 1:4 share sub-division (a “forward stock split”) and to change the Company’s authorized share capital to $500,000 divided into 2,000,000,000 ordinary shares, of a par value of $0.00025 each.

The following are summaries of certain material provisions of our Amended and Restated Memorandum and Articles of Association and the Companies Act insofar as they relate to the material terms of our Ordinary Shares.